The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


        Subject to Completion, Pricing Supplement dated October 8, 2001

PROSPECTUS Dated January 24, 2001                  Pricing Supplement No. 56 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-47576
Dated January 24, 2001                                     Dated         , 2001
                                                                 Rule 424(b)(3)

                                  $25,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                          8% SPARQS due April 15, 2003
                          Mandatorily Exchangeable for
          American Depositary Receipts Representing Ordinary Shares of
                               NOKIA CORPORATION
      Stock Participation Accreting Redemption Quarterly-pay Securities(SM)
                                 ("SPARQS(SM)")

The SPARQS will pay 8% interest per year but do not guarantee any return of principal at maturity. Instead, the SPARQS will pay at maturity a number of American Depositary Receipts representing ordinary shares of Nokia Corporation, which we refer to as Nokia ADRs, subject to our right to call the SPARQS for cash at any time beginning October , 2002.

o    The principal amount and issue price of each SPARQS is $         , which
     is equal to the closing price of Nokia ADRs on the day we offer the SPARQS for initial sale to the public.

o    We will pay 8% interest (equivalent to $            per year) on the
     $           principal amount of each SPARQS. Interest will be paid
     quarterly, beginning January 15, 2002.

o At maturity, unless we have previously called the SPARQS for the cash call price, you will receive one Nokia ADR in exchange for each SPARQS, subject to adjustment for certain corporate events relating to Nokia ADRs or ordinary shares of Nokia Corporation.

o    Beginning October   , 2002, we have the right to call all of the SPARQS at
     any time and pay to you the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of % per annum on the issue price of each SPARQS from and including the date of issuance to but excluding the call date. The calculation of the call price for any call date takes into account the time value of all of the payments made per SPARQS from the date of issuance to and including the applicable call date.

o If we decide to call the SPARQS, we will give you notice at least 15 but not more than 30 days before the call date specified in the notice. You will not have the right to exchange your SPARQS for Nokia ADRs prior to maturity.

o Investing in SPARQS is not equivalent to investing in Nokia ADRs or ordinary shares of Nokia Corporation.

o Nokia Corporation is not involved in this offering of SPARQS in any way and will have no obligation of any kind with respect to the SPARQS.

o We will apply to list the SPARQS to trade under the proposed symbol "SPK" on the American Stock Exchange LLC.

You should read the more detailed description of the SPARQS in this pricing supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of SPARQS."

The SPARQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------
                            PRICE $      PER SPARQS
                            -----------------------

                          Price           Agent's            Proceeds to
                       to Public(1)     Commissions         the Company(1)
                       ------------     -----------         --------------
Per SPARQS.............     $                $                    $
Total..................     $                $                    $
---------
(1)   Plus accrued interest, if any, from the Original Issue Date.

If you purchase at least 100,000 SPARQS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be $ per SPARQS ( % of the Issue Price). In that case, the Agent's commissions will be $ per SPARQS.

                                 MORGAN STANLEY
                            -----------------------
                               Selected Dealers
ADVEST, INC.                                           McDONALD INVESTMENTS INC.
                          WELLS FARGO VAN KASPER, LLC

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the SPARQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The SPARQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the SPARQS at maturity is linked to the performance of American Depositary Receipts representing ordinary shares of Nokia Corporation, which we refer to as Nokia ADRs. The SPARQS also provide fixed quarterly payments at an annual rate of 8% based on the principal amount of each SPARQS. Unlike ordinary debt securities, SPARQS do not guarantee the return of principal at maturity. Instead the SPARQS pay a number of Nokia ADRs at maturity, subject to our right to call the SPARQS for cash at any time on or after October , 2002. The payment you will receive in the event that we exercise our call right will depend upon the call date and will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of % per annum on the issue price of the SPARQS from and including the date of issuance to but excluding the call date. The calculation of the call price for any call date takes into account the time value of all of the payments made per SPARQS from the date of issuance to and including the applicable call date.

     "Stock Participation Accreting Redemption Quarterly-pay Securities" and "SPARQS" are our service marks.

Each SPARQS                     We, Morgan Stanley Dean Witter & Co., are
costs $                         offering 8% Stock Participation Accreting
                                Redemption Quarterly-pay Securities(SM) due
                                April 15, 2003, Mandatorily Exchangeable for
                                Nokia ADRs, which we refer to as the
                                SPARQS(SM). Each American Depositary Receipt
                                evidences the American Depositary Shares of
                                Nokia Corporation, and represents one (1)
                                ordinary share, nominal value (U)0.24, of Nokia
                                Corporation. The principal amount and issue
                                price of each SPARQS is $      , which is equal
                                to the closing price of Nokia ADRs on the day we offer the SPARQS for initial sale to the public.

No guaranteed                   Unlike ordinary debt securities, the SPARQS
return of principal             do not guarantee any return of principal at
                                maturity. Instead the SPARQS will pay a number of Nokia ADRs at maturity, subject to our prior call of the SPARQS for the applicable call price in cash. Investing in SPARQS is not equivalent to investing in Nokia ADRs or the ordinary shares of Nokia Corporation, which we refer to as Nokia.

8% interest on the              We will pay interest on the SPARQS, at the rate
principal amount                of 8% of the principal amount per year,
                                quarterly on each January 15, April 15, July 15 and October 15, beginning January 15, 2002. The interest rate we pay on the SPARQS is more than the current dividend rate on Nokia ADRs. The
                                SPARQS will mature on April 15, 2003. If we call the SPARQS, we will pay accrued but unpaid interest on the SPARQS to but excluding the applicable call date.

Payout at maturity              At maturity, if we have not previously called
                                the SPARQS, we will deliver to you a number of
                                Nokia ADRs equal to the exchange ratio for each
                                $      principal amount of SPARQS you hold. The
                                initial exchange ratio is one Nokia ADR per SPARQS, subject to adjustment for certain corporate events relating to Nokia ADRs or Nokia ordinary shares. You do not have the right to exchange your SPARQS for Nokia ADRs prior to maturity.

                                You can review the historical prices of Nokia ADRs in the section of this pricing supplement called "Description of SPARQS--Historical Information."

Your return on the              The return investors realize on the SPARQS may
SPARQS may be                   be limited by our call right. We have the right
limited by our call right       to call all of the SPARQS at any time beginning
                                October  , 2002, including at maturity, for the
                                cash call price, which will be calculated based
                                on the call date. The call price will be an
                                amount of cash per SPARQS that, together with
                                all of the interest paid on the SPARQS to and
                                including the call date, gives you a yield to
                                call of   % per annum on the issue price of each
                                SPARQS from and including the date of issuance to but excluding the call date.

                                You should not expect to obtain a total yield
                                (including interest payments) of more than   %
                                per annum on the issue price of the SPARQS to the date we exercise our call right. If we call the SPARQS, you will receive the cash call price and not Nokia ADRs or an amount based upon the market price of Nokia ADRs.

                                The yield to call, and the call price for a
                                particular call date that the yield to call
                                implies, takes into account the time value of any periodic payments that are made on a given investment. That is, in the case of the SPARQS, the yield to call assumes that an investor in the SPARQS earns the yield to call rate on a particular cash flow on the SPARQS, such as an interest payment or the payment of the call price on a particular call date, from the date of issuance of the SPARQS to but excluding the date of the applicable payment. As a result, the call price for any call date is an amount per SPARQS such that the present value of all of the payments made on the SPARQS to and including the applicable call date (i.e., including the call price and all of the interest payments), when discounted to the date of issuance from the payment date of those cash
                                flows at the yield to call rate of    % per
                                annum, equals the issue price of the SPARQS.

                                If we call the SPARQS, we will do the
                                following:

                                o send a notice announcing that we have decided
                                  to call the SPARQS;

                                o specify in the notice a call date when you
                                  will receive payment in exchange for
                                  delivering your SPARQS to the trustee; that call date will not be less than 15 nor more than 30 days after the date of the notice; and

                                o specify in the notice the cash call price
                                  that we will pay to you in exchange for each SPARQS.

                                If we were to call the SPARQS on October  ,
                                2002, which is the earliest day on which we may call the SPARQS, the total payment you would receive on the SPARQS, including interest paid from the date of issuance through the call
                                date, would be $      per SPARQS. If we were to
                                call the SPARQS on the maturity date, the total payment you would receive on the SPARQS, including interest paid from the date of issuance through the call date (which is the same date that would have otherwise been the
                                maturity date), would be $     per SPARQS.

The yield to call on the        The yield to call on the SPARQS is     %, which
SPARQS is     %                 means that the annualized rate of return that
                                you will receive on the issue price of the
                                SPARQS if we call the SPARQS will be   %. The
                                calculation of the yield to call takes into
                                account the issue price of the SPARQS, the time
                                to the call date, and the amount and timing of
                                interest payments on the SPARQS, as well as the
                                call price. If we call the SPARQS on any
                                particular call date, the call price will be an
                                amount so that the yield to call on the SPARQS
                                to but excluding the call date will be   % per
                                annum.

MS & Co. will be the            We have appointed our affiliate, Morgan Stanley
Calculation Agent               & Co. Incorporated, which we refer to as MS &
                                Co., to act as calculation agent for The Chase
                                Manhattan Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the call price that you will receive if we call the SPARQS. As calculation agent, MS
                                & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of Nokia ADRs and that we describe in the section called "Description of
                                SPARQS--Antidilution Adjustments" in this pricing supplement.

No affiliation with             Nokia is not an affiliate of ours and is not
Nokia                           involved with this offering in any way. The
                                obligations represented by the SPARQS are obligations of Morgan Stanley Dean Witter & Co.
                                and not of Nokia.

Where you can find more         The SPARQS are senior notes issued as part of
information on the SPARQS       our Series C medium-term note  program. You can
                                find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated January 24, 2001.
                                We describe the basic features of this type of
                                note in the sections called "Description of Notes--Fixed Rate Notes" and "--Exchangeable
                                Notes."

                                For a detailed description of the terms of the SPARQS, including the specific mechanics for exercise of our call right, you should read the "Description of SPARQS" section in this pricing supplement. You should also read about some of the risks involved in investing in SPARQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the SPARQS may differ from that of investments in ordinary debt securities or ADRs. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the SPARQS.

How to reach us                 You may contact your local Morgan Stanley
                                branch office or our principal executive offices at 1585 Broadway, New York, New York
                                10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The SPARQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Nokia ADRs, there is no guaranteed return of principal. Investing in SPARQS is not equivalent to investing directly in Nokia ADRs. In addition, you do not have the right to exchange your SPARQS for Nokia ADRs prior to maturity. The return investors realize on the SPARQS may be limited by our call right. This section describes the most significant risks relating to the SPARQS. You should carefully consider whether the SPARQS are suited to your particular circumstances before you decide to purchase them.

SPARQS are not ordinary         The SPARQS combine features of equity and debt.
senior notes --                 The terms of the SPARQS  differ from those of
no guaranteed return of         ordinary debt securities in that we will not pay
principal                       you a fixed amount at maturity. Our payout to
                                you at maturity will be a number of Nokia ADRs,
                                subject to our right to call the SPARQS for
                                cash at any time beginning October   , 2002. If
                                the market price of Nokia ADRs at maturity is less than the market price on the day we offer the SPARQS for initial sale to the public and we have not called the SPARQS, we will pay you a number of Nokia ADRs with a value that is less than the principal amount of the SPARQS.

Your appreciation               The appreciation potential of the SPARQS may be
potential may be limited by     limited by our call right. The  $       issue
our call right                  price of one SPARQS is equal to the market
                                price of one Nokia ADR on the day we offer the
                                SPARQS for initial sale to the public. If we
                                exercise our call right, you will receive the
                                cash call price described under "Description of
                                SPARQS--Call Price" below and not Nokia ADRs or
                                an amount based upon the market price of Nokia
                                ADRs. The payment you will receive in the event
                                that we exercise our call right will depend
                                upon the call date and will be an amount of
                                cash per SPARQS that, together with all of the
                                interest paid on the SPARQS to and including
                                the call date, represents a yield to call of %
                                per annum on the issue price of the SPARQS from
                                the date of issuance to but excluding the call
                                date. We may call the SPARQS at any time on or
                                after October  , 2002, including on the maturity
                                date. You should not expect to obtain a total
                                yield (including interest payments) of more
                                than   % per annum on the issue price of the
                                SPARQS to the date we exercise our call right.

Secondary trading               There may be little or no secondary market for
may be limited                  the SPARQS. Although we will apply to list the
                                SPARQS on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the SPARQS but is not required to do so.

Market price of the SPARQS      Several factors, many of which are beyond our
influenced by many              control, will influence the value of the SPARQS.
unpredictable factors           We expect that generally the market price of
                                Nokia ADRs and Nokia ordinary shares on any day will affect the value of the SPARQS more than any other single factor. However, because we have the right to call the SPARQS at any time beginning October , 2002 for a call price that is not linked to the market price of Nokia ADRs or Nokia ordinary shares, the SPARQS may trade differently from Nokia ADRs and Nokia ordinary shares. Other factors that may influence the value of the SPARQS include:

                                o the volatility (frequency and magnitude of
                                  changes in price) of Nokia ADRs and Nokia ordinary shares

                                o the dividend rate on Nokia ADRs and Nokia
                                  ordinary shares

                                o economic, financial, political, regulatory or
                                  judicial events that affect stock markets generally and which may affect the market price of Nokia ADRs

                                o interest and yield rates in the market

                                o the time remaining until we can call the
                                  SPARQS and until the SPARQS mature

                                o our creditworthiness

                                Some or all of these factors will influence the price you will receive if you sell your SPARQS prior to maturity. For example, you may have to sell your SPARQS at a substantial discount from the principal amount if the market price of Nokia ADRs is at, below, or not sufficiently above the initial market price.

                                You cannot predict the future performance of
                                Nokia ADRs or Nokia ordinary shares based on
                                their historical performance. The price of
                                Nokia ADRs may decrease so that you will
                                receive at maturity a number of Nokia ADRs
                                worth less than the principal amount of the
                                SPARQS. We cannot guarantee that the price of Nokia ADRs will increase so that you will receive at maturity a number of Nokia ADRs worth more than the principal amount of the SPARQS. If we exercise our call right and call the SPARQS, you will receive the cash call price and not Nokia ADRs, and your yield to the call date (including all of the interest paid
                                on the SPARQS) will be   % per annum on the
                                issue price of each SPARQS, which may be more or less than the yield on a direct investment in Nokia ADRs.

These SPARQS are also           Nokia ADRs, which are quoted and traded in
subject to currency exchange    U.S. dollars, may trade differently from Nokia
rate risk                       ordinary shares, which are quoted and traded in
                                euros. Fluctuations in the exchange rate between the euro and the U.S. dollar may affect the U.S. dollar equivalent of the euro price of Nokia ordinary shares on the Helsinki Stock
                                Exchange and the other European stock exchanges where Nokia ordinary shares trade and, as a result, may affect the market price of the Nokia ADRs, which may consequently affect the market value of the SPARQS. See "Description of Notes--Currency Exchange Rate Information" below.

                                The euro has been subject to declines and fluctuations against the U.S. dollar since it first became the single currency of participating member states of the European Union on January 1, 1999 at the commencement of the third stage of European Economic and Monetary Union, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the euro and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the SPARQS.

                                The exchange rate between the euro and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Europe as a whole and the United States, including economic and political developments in other countries.

No affiliation with             We are not affiliated with Nokia or the
Nokia                           depositary for the Nokia ADRs. Although we do
                                not have any non-public information about Nokia as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with Nokia, including extending loans to, or making equity investments in, Nokia or providing advisory services to Nokia, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Nokia. Moreover, we have no ability to control or predict the actions of Nokia, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. We or our affiliates from time to time have published and in the future may publish research reports with respect to Nokia.
                                These research reports may or may not recommend that investors buy or hold Nokia ADRs or

                                Nokia ordinary shares. Nokia is not involved in the offering of the SPARQS in any way and has no obligation to consider your interest as an owner of SPARQS in taking any corporate actions that might affect the value of your SPARQS. None of the money you pay for the SPARQS will go to Nokia.

You have no                     As an owner of SPARQS, you will not have voting
shareholder rights              rights or rights to receive dividends or other
                                distributions or any other rights with respect to Nokia ADRs prior to the time you receive
                                Nokia ADRs at the maturity of the SPARQS.
                                Holders of the Nokia ADRs participate in the dividends, distributions and other rights with respect to the Nokia ordinary shares only to the extent provided in the depositary arrangements between Nokia and the depositary for the Nokia ADRs.

The antidilution adjustments    MS & Co., as calculation agent, will adjust the
we are required to make do      amount payable at maturity for certain events
not cover every corporate       affecting Nokia ADRs or Nokia ordinary shares,
event that can affect Nokia     such as stock splits and stock dividends, and
ADRs                            certain other corporate actions involving Nokia,
                                such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect Nokia ADRs or Nokia ordinary shares. For example, the calculation agent is not required to make any adjustments if Nokia or anyone else makes a partial tender or partial exchange offer for Nokia ADRs or Nokia ordinary shares. If an event occurs that does not require the calculation agent to adjust the amount of Nokia
                                ADRs payable at maturity, the market price of the SPARQS may be materially and adversely affected.

Adverse economic interests of   As calculation agent, our affiliate MS & Co.
the calculation agent and its   will calculate the cash amount you will receive
affiliates may influence        if we call the SPARQS and what adjustments
determinations                  should be made to the exchange ratio to reflect
                                certain corporate and other events. We expect that MS & Co. and other affiliates will carry out hedging activities related to the SPARQS
                                (and possibly to other instruments linked to Nokia ADRs or Nokia ordinary shares), including trading in Nokia ADRs or Nokia ordinary shares as well as in other instruments related to Nokia ADRs or Nokia ordinary shares. Any of these hedging activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio. MS & Co. and some of our other subsidiaries also trade Nokia ADRs or Nokia ordinary shares and other financial instruments related to Nokia ADRs or Nokia ordinary shares on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of Nokia ADRs or Nokia ordinary shares and, accordingly, could affect your payout on the SPARQS.

Because the characterization    You should also consider the tax consequences
of the SPARQS for federal       of investing in the SPARQS. There is no direct
income tax purposes is          legal authority as to the proper tax treatment
uncertain, the material         of the SPARQS, and therefore significant
federal income tax              aspects of the tax treatment of the SPARQS are
consequences of an              uncertain. Pursuant to the terms of the SPARQS,
investment in the SPARQS        Morgan Stanley and you agree to treat a SPARQS
are uncertain                   as an investment unit consisting of (A) a
                                terminable forward contract that (i) requires you (subject to our call right) to purchase
                                Nokia ADRs from us at maturity, and (ii) allows us, upon exercise of our call right, to terminate the terminable forward contract by returning your deposit and paying to you an amount of cash equal to the difference between the deposit and the call price; and (B) a deposit with us of a fixed amount of cash to secure your obligation under the terminable forward contract, as described in the section of this pricing supplement called "Description of SPARQS--United States Federal Income
                                Taxation--General." If the Internal Revenue
                                Service (the "IRS") were successful in
                                asserting an alternative characterization for the SPARQS, the timing and character of income on the SPARQS and your basis for Nokia ADRs received in exchange for the SPARQS may differ.
                                We do not plan to request a
                                ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called
                                "Description of SPARQS--United States Federal
                                Income Taxation."

                             DESCRIPTION OF SPARQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "SPARQS" refers to each $ principal amount of our 8% SPARQS due April 15, 2003, Mandatorily Exchangeable for Nokia ADRs. In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............  $25,000,000

Maturity Date.................  April 15, 2003

Interest Rate.................  8% per annum (equivalent to $       per annum
                                 per SPARQS)

Interest Payment Dates........  Each January 15, April 15, July 15 and October
                                15, beginning January 15, 2002.

Record Date...................  The Record Date for each Interest Payment Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 10 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day; provided, however, that in the event that we call the SPARQS, no Interest Payment Date will occur after the Morgan Stanley Notice Date, except for any Interest Payment Date for which the Morgan Stanley Notice Date falls on or after the "ex-interest" date for the related interest payment, in which case the related interest payment will be made on such Interest Payment Date; and provided, further, that accrued but unpaid interest payable on the Call Date, if any, will be payable to the person to whom the Call Price is payable. The "ex-interest" date for any interest payment is the date on which purchase transactions in the SPARQS no longer carry the right to receive such interest payment.

Specified Currency............  U.S. Dollars

Issue Price...................  $       per SPARQS

Original Issue Date
(Settlement Date).............               , 2001

CUSIP.........................  61744Y512

Denominations.................  $       and integral multiples thereof

Morgan Stanley Call Right.....  On any scheduled Trading Day on or after
                                October   , 2002, we may call the SPARQS, in
                                whole but not in part, for the Call Price. If we call the SPARQS, the cash Call Price and any accrued but unpaid interest on the SPARQS will be delivered to you on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your SPARQS to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you.

Morgan Stanley Notice Date....  The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 15 but not more than 30 days prior to the Call Date.

Call Date.....................  The scheduled Trading Day on or after October  ,
                                2002 and on or prior to the Maturity Date specified by us in our notice of mandatory exchange, on which we will deliver cash to holders of SPARQS for mandatory exchange.

Call Price....................  The Call Price with respect to any Call Date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to and including the Call Date (i.e., the Call Price and all of the interest payments on each SPARQS), discounted to the Original Issue Date from the applicable payment date at
                                the Yield to Call rate of   % per annum computed
                                on the basis of a 360-day year of twelve 30-day months, equals the Issue Price.

                                The table of indicative Call Prices set forth below illustrates what the Call Price per SPARQS would be if we were to call the SPARQS on October , 2002 (which is the earliest date on which we may call the SPARQS) and on any subsequent scheduled Interest Payment Date through the Maturity Date:

                                Call Date                             Call Price
                                ---------                             ----------
                                October   , 2002.....................$
                                October 15, 2002.....................$
                                January 15, 2003.....................$
                                April 15, 2003.......................$

                                The indicative Call Prices set forth above do not include the accrued but unpaid interest that would also be payable on each SPARQS on the applicable Call Date. We may call the SPARQS on any Trading Day on or after October , 2002.

                                For more information regarding the
                                determination of the Call Price and examples of how the Call Price is calculated in certain hypothetical scenarios, see Annex A to this pricing supplement.

Yield to Call.................  The Yield to Call on the SPARQS is   %, which
                                means that the annualized rate of return that
                                you will receive on the Issue Price of the
                                SPARQS if we call the SPARQS will be   %. The
                                calculation of the Yield to Call takes into
                                account the Issue Price of the SPARQS, the time
                                to the Call Date, and the amount and timing of
                                interest payments on the SPARQS, as well as the
                                Call Price. If we call the SPARQS on any
                                particular Call Date, the Call Price will be an
                                amount so that the Yield to Call on the SPARQS
                                to but excluding the Call Date will be   % per
                                annum. See Annex A to this pricing supplement.

Exchange at Maturity..........  Unless we have previously called the SPARQS, at maturity, upon delivery of the SPARQS to the
                                Trustee, we will apply the $          principal
                                amount of each SPARQS as payment for a number of Nokia ADRs at the Exchange Ratio.

                                We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the SPARQS, of the number of Nokia ADRs to be delivered with
                                respect to the $       principal amount of each
                                SPARQS and (ii) deliver such Nokia ADRs (and cash in respect of interest and any fractional Nokia ADRs) to the Trustee for delivery to the holders.

No Fractional Shares..........  Upon delivery of the SPARQS to the Trustee at maturity, we will deliver the aggregate number of Nokia ADRs due with respect to all of such SPARQS, as described above, but we will pay cash in lieu of delivering any fractional Nokia ADR in an amount equal to the corresponding fractional Market Price of such fraction of a Nokia ADR as determined by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the SPARQS.

Exchange Ratio................  1.0, subject to adjustment for certain corporate events relating to Nokia. See
                                "--Antidilution Adjustments" below.

Market Price..................  If Nokia ADRs (or any other security for which a Market Price must be determined) are listed on a national securities exchange, are securities of the Nasdaq National Market or are included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one Nokia ADR (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Nokia ADRs (or any such other security) are listed or admitted to trading (which may be the Nasdaq National Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Nokia ADRs (or any such other security) are listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Nokia ADRs (or any such other security) obtained from as many dealers in such securities, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq National Market" shall include a security included in any successor to such system, and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Acceleration Event............  If on any date (i) the product of the Market
                                Price per Nokia ADR and the Exchange Ratio is less than $2.00 or (ii) Nokia ADRs are not listed on a United States national securities exchange and have not been replaced by Nokia ordinary shares listed on a United States national securities exchange, the maturity date of the SPARQS will be deemed to be accelerated to such date, and we will apply the $ principal amount of each SPARQS as payment for a number of Nokia ADRs at the then current Exchange Ratio. See also "--Antidilution Adjustments" below.

Book Entry Note or
Certificated Note.............  Book Entry

Senior Note or Subordinated
Note..........................  Senior

Trustee.......................  The Chase Manhattan Bank

Agent for the underwritten
offering of SPARQS............  MS & Co.

Calculation Agent.............  MS & Co.

                                All determinations made by the Calculation
                                Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                All calculations with respect to the Exchange Ratio and Call Price for the SPARQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to the Call Price resulting from such calculations will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded to .7655); and all dollar amounts paid with respect to the Call Price on the aggregate number of SPARQS will be rounded to the nearest cent, with one-half cent rounded upward.

                                Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the SPARQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining the Market Price of Nokia ADRs, the market price of Nokia ordinary shares or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......  The Exchange Ratio will be adjusted as follows:

                                1. If Nokia ordinary shares are subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be proportionately adjusted; provided, however that if (and to the extent that) Nokia or the depositary for the Nokia ADRs has adjusted the number of Nokia ordinary shares represented by each Nokia ADR so that the price of the Nokia ADRs would not be affected by such stock split or reverse stock split, no adjustment to the Exchange Ratio shall be made.

                                2. If Nokia ordinary shares are subject (i) to a stock dividend (issuance of additional Nokia ordinary shares) that is given ratably to all holders of Nokia ordinary shares or (ii) to a distribution of Nokia ordinary shares as a result of the triggering of any provision of the corporate charter of Nokia, then once the dividend has become effective with regard to Nokia ADRs and Nokia ADRs are trading ex-dividend, the Exchange Ratio will be proportionately adjusted; provided, however that if (and to the extent that) Nokia or the depositary for the Nokia ADRs has adjusted the number of Nokia ordinary shares represented by each Nokia ADR so that the price of the Nokia ADRs would not be affected by such stock dividend or stock distribution, no adjustment to the Exchange Ratio shall be made.

                                3. There will be no adjustments to the Exchange Ratio to reflect cash dividends or other distributions paid with respect to Nokia ordinary shares other than distributions described in clauses (i), (iv) and (v) of paragraph 5 below unless such cash dividends or other distributions, when passed through to holders of Nokia ADRs, constitute Extraordinary ADR Dividends as described below. A cash dividend or other distribution with respect to Nokia ADRs will be deemed to be an "Extraordinary ADR Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary ADR Dividend for Nokia ADRs by an amount equal to at least 10% of the Market Price of Nokia ADRs (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary ADR Dividend (the "ex-dividend date"). If an Extraordinary ADR Dividend occurs with respect to Nokia ADRs, the Exchange Ratio will be adjusted on the ex-dividend date with respect to such Extraordinary ADR Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price of Nokia ADRs on the Trading Day preceding the ex- dividend date, and the denominator of which is the amount by which the Market Price of Nokia ADRs on the Trading Day preceding the ex-dividend date exceeds the Extraordinary ADR Dividend Amount. The "Extraordinary ADR Dividend Amount" with respect to an Extraordinary ADR Dividend will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per Nokia ADR of such Extraordinary ADR Dividend minus the amount per Nokia ADR of the immediately preceding non-Extraordinary ADR Dividend or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per Nokia ADR of such Extraordinary ADR Dividend. To the extent an Extraordinary ADR Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Nokia ADRs described in clause (i),

                                (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary ADR Dividend shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

                                4. If Nokia issues rights or warrants to all holders of Nokia ordinary shares to subscribe for or purchase Nokia ordinary shares at an exercise price per share less than the market price of Nokia ordinary shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the SPARQS, then the Exchange Ratio will be proportionately adjusted to the extent that such rights or warrants are passed through to the holders of Nokia ADRs or the holders of Nokia ADRs receive cash or other property as a consequence of the issuance of such rights or warrants; provided, however that if (and to the extent that) Nokia or the depositary for the Nokia ADRs has adjusted the number of Nokia ordinary shares represented by each Nokia ADR so that the price of the Nokia ADRs would not be affected by the issuance of such rights or warrants, no adjustment to the Exchange Ratio shall be made.

                                5. If (i) there occurs any reclassification or change of Nokia ordinary shares, including, without limitation, as a result of the issuance of any tracking stock by Nokia, (ii) Nokia or any surviving entity or subsequent surviving entity of Nokia (a "Nokia Successor") has been subject to a merger, combination or consolidation and is not the surviving entity,
                                (iii) any statutory exchange of securities of Nokia or any Nokia Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Nokia is liquidated,
                                (v) Nokia issues to all of its shareholders equity securities of an issuer other than Nokia (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going- private transaction is consummated for all the outstanding Nokia ordinary shares (any such event in clauses (i) through (vi), a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each SPARQS will be adjusted to provide that each holder of SPARQS will receive at maturity, in respect of the $ principal amount of each SPARQS, securities, cash or any other assets distributed to holders of Nokia ADRs in or as a result of any such Reorganization Event, including (i) in the case of the issuance of tracking stock or of a Spin-off Event, the Nokia ADRs representing the Nokia ordinary shares with respect to which the tracking stock or spun-off security was issued and (ii) in the case of any other Reorganization Event where the Nokia ADRs continue to be held by the holders receiving such distribution, the Nokia ADRs (collectively, the "Exchange Property"), in an amount with a value equal to the amount of Exchange Property delivered with respect to a number of Nokia ADRs equal to the Exchange Ratio at the time of the Reorganization Event; provided, however, that if Nokia or the depositary for the Nokia ADRs has adjusted the Nokia ADRs so that they represent all of the Exchange Property, no adjustment to the method of calculating the Exchange Ratio or determining the payout at maturity will be made. Notwithstanding the above, if the Exchange Property received in any such Reorganization Event by a holder of Nokia ADRs consists only of cash, the maturity date of the SPARQS will be deemed to be accelerated to the date on which such cash is distributed to holders of Nokia ADRs (unless we exercise the Morgan Stanley Call Right) and holders will receive in lieu of any Nokia ADRs and as liquidated damages in full satisfaction of Morgan Stanley's obligations under the SPARQS the lesser of (i) the product of (x) the amount of cash received per Nokia ADR and (y) the then current Exchange Ratio and (ii) the Call Price calculated as though the date of acceleration were the Call Date (regardless of whether the date of acceleration is a day which occurs prior to October , 2002). If Exchange Property consists of more than one type of property, holders of SPARQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                In the event that Nokia or the depositary for Nokia ADRs elects, in the absence of any of the events described in paragraph 1, 2, 3 or 4 above, to change the number of ordinary shares that are represented by each Nokia ADR, the Exchange Ratio on any Trading Day after the change becomes effective will be proportionately adjusted.

                                No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Ratio will be made up to the close of business on the third Trading Day prior to the Maturity Date.

                                No adjustments to the Exchange Ratio or method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of Nokia ADRs, including, without limitation, a partial tender or exchange offer for Nokia ADRs or Nokia ordinary shares.

                                The Calculation Agent shall be solely
                                responsible for the determination and
                                calculation of any adjustments to the Exchange Ratio or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                The Calculation Agent will provide information as to any adjustments to the Exchange Ratio or to the method of calculating the amount payable upon exchange at maturity of the SPARQS in accordance with paragraph 5 above upon written request by any holder of the SPARQS.

Market Disruption Event.......  "Market Disruption Event" means, with respect to Nokia ADRs (or, if applicable, Nokia
                                ordinary shares):

                                   (i) a suspension, absence or material
                                   limitation of trading of Nokia ADRs or Nokia ordinary shares on the primary market for Nokia ADRs or Nokia ordinary shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Nokia ADRs or Nokia ordinary shares as a result of which the reported trading prices for Nokia ADRs or Nokia ordinary shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Nokia ADRs or Nokia ordinary shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                   (ii) a determination by the Calculation
                                   Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the SPARQS.

                                For purposes of determining whether a Market
                                Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other United States self-regulatory organization, the Securities and Exchange Commission (the "Commission"), the Helsinki Stock Exchange or any other relevant authority of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Nokia ADRs or Nokia ordinary shares by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Nokia ADRs or Nokia ordinary shares and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Nokia ADRs or Nokia ordinary shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in Case of an
Event of Default..............  In case an event of default with respect to the
                                SPARQS shall have occurred and be continuing, the amount declared due and payable per SPARQS upon any acceleration of the SPARQS shall be determined by the Calculation Agent and shall be an amount in cash equal to the lesser of (i) the product of (x) the Market Price of Nokia ADRs (and any Exchange Property) as of the date of such acceleration and (y) the then current Exchange Ratio and (ii) the Call Price calculated as though the date of acceleration were the Call Date (regardless of whether the date of acceleration is a day which occurs
                                prior to October   , 2002), in each case plus
                                accrued but unpaid interest to but excluding the date of acceleration; provided that if we have called the SPARQS in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each SPARQS equal to the Call Price calculated as though the date of acceleration were the Call Date, plus accrued but unpaid interest to but excluding the date of acceleration.

Nokia ADRs; Public
Information...................  Nokia Corporation is a mobile phone manufacturer and a supplier of digital mobile and fixed networks, multimedia equipment, satellite and cable receivers, computer monitors and other telecommunications related products. Nokia ADRs are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Office located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Nokia pursuant to the Exchange Act can be located by reference to Commission file number 1-13202. In addition, information regarding Nokia may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                This pricing supplement relates only to the SPARQS offered hereby and does not relate to Nokia ADRs, Nokia ordinary shares or other securities of Nokia. We have derived all disclosures contained in this pricing supplement regarding Nokia from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Nokia in connection with the offering of the SPARQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Nokia is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Nokia ADRs (and therefore the price of Nokia ADRs at the time we price the SPARQS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Nokia could affect the value received at maturity with respect to the SPARQS and therefore the trading prices of the SPARQS.

                                Neither we nor any of our affiliates makes any representation to you as to the performance of Nokia ADRs or Nokia ordinary shares.

                                We and/or our subsidiaries may presently or from time to time engage in business with Nokia, including extending loans to, or making equity investments in, Nokia or providing advisory services to Nokia, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to Nokia and, in addition, one or more of our affiliates may publish research reports with respect to Nokia. The statement in the preceding sentence is not intended to affect the rights of holders of the SPARQS under the securities laws. As a prospective purchaser of SPARQS, you should undertake an independent investigation of Nokia as in your judgment is appropriate to make an informed decision with respect to an investment in Nokia ADRs.

Historical Information........  The following table sets forth the published high and low Market Prices of Nokia ADRs during 1998, 1999, 2000 and 2001 through October 8,
                                2001. The Market Price of Nokia ADRs on October 8, 2001 was $17.23. We obtained the Market Prices and other information below from Bloomberg Financial Markets, and we believe such information to be accurate. You should not take the historical prices of Nokia ADRs as an indication of future performance. The price of Nokia ADRs may decrease so that at maturity you will receive a number of Nokia ADRs worth less than the principal amount of the SPARQS. We cannot give you any assurance that the price of Nokia ADRs will increase so that at maturity you will receive a number of Nokia ADRs worth more than the principal amount of the SPARQS. To the extent that the Market Price at maturity of Nokia ADRs at the Exchange Ratio is less than the Issue Price of the SPARQS and the shortfall is not offset by the coupon paid on the SPARQS, you will lose money on your investment.

                                                    High     Low   Dividends
                                                    ----     ---   ---------
                                (CUSIP 654902204)
                                1998
                                First Quarter......  6.75    4.26       --
                                Second Quarter.....  9.32    6.91  .083200
                                Third Quarter...... 11.50    8.35       --
                                Fourth Quarter..... 15.60    7.84       --
                                1999
                                First Quarter...... 19.55   15.94       --
                                Second Quarter..... 22.89   17.44  .129295
                                Third Quarter...... 24.53   19.69       --
                                Fourth Quarter..... 47.77   22.31       --
                                2000
                                First Quarter...... 57.50   38.25       --
                                Second Quarter..... 61.88   45.00  .191640
                                Third Quarter...... 56.38   38.13       --
                                Fourth Quarter..... 51.38   29.44       --
                                2001
                                First Quarter...... 44.69   21.34       --
                                Second Quarter .... 35.01   21.25  .248136
                                Third Quarter ..... 22.62   12.95       --
                                Fourth Quarter
                                  (through
                                  October 8,
                                  2001)............ 17.23   15.20       --

                                Historical prices have been adjusted for two
                                2-for-1 stock splits, which became effective in the second quarter of 1998 and the second quarter of 1999, respectively, and one 4-for-1 stock split, which became effective in the second quarter of 2000.

                                We make no representation as to the amount of dividends, if any, payable with respect to Nokia ADRs in the future. In any event, as a holder of SPARQS, you will not be entitled to receive dividends, if any, that may be payable on Nokia ADRs.

Currency Exchange Rate
Information...................  The following table sets forth the high, low and period-ending U.S. dollar/euro exchange rates (expressed as the number of U.S. dollars per one euro) for each quarter from January 1, 1999, the date on which euro became the single currency of participating member states of the European Union at the commencement of the third stage of the European Economic and Monetary Union, through October 8, 2001. We obtained the exchange rates listed below from Bloomberg Financial Markets and we believe such information to be accurate.

                                                 High      Low     Period-end
                                                 ----      ---     ----------
                                1999
                                First Quarter...$1.1837  $1.0732    $1.0762
                                Second Quarter.. 1.0830   1.0308     1.0351
                                Third Quarter... 1.0776   1.0136     1.0684
                                Fourth Quarter.. 1.0894   1.0013     1.0062
                                2000
                                First Quarter... 1.0336    .9514      .9553
                                Second Quarter..  .9650    .8895      .9525
                                Third Quarter...  .9553    .8493      .8827
                                Fourth Quarter..  .9427    .8272      .9427
                                2001
                                First Quarter...  .9570    .8767      .8767
                                Second Quarter..  .9042    .8424      .8490
                                Third Quarter...  .9277    .8364      .9113
                                Fourth Quarter
                                 (through
                                  October 8,
                                  2001).........  .9216    .9145      .9216

                                The information presented in this pricing supplement relating to the exchange rate of the U.S. dollar as compared to the euro is furnished as a matter of information only. The euro has been subject to declines and fluctuations in the past and may be subject to significant fluctuations in the future. The fluctuations or periods of relative stability in the euro/U.S. dollar exchange rate that have occurred in the past are not necessarily indicative of fluctuations or periods of relative stability in that rate that may occur over the term of the SPARQS.

                                The spot exchange rates between the euro and U.S. dollar are at any moment a result of the supply and demand for the currencies being compared, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the European Monetary Union and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the participating member states of the European Union, the United States and other jurisdictions important to international trade and finance.

Use of Proceeds and Hedging...  The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the SPARQS. See also "Use of Proceeds" in the accompanying prospectus.

                                On or prior to the date of this pricing
                                supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the SPARQS by taking positions in Nokia ADRs and/or Nokia ordinary shares, in options contracts on Nokia ADRs and/or Nokia ordinary shares listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the SPARQS. Purchase activity could potentially increase the price of Nokia ADRs, and therefore effectively increase the level at which Nokia ADRs must trade before you would receive at maturity a number of Nokia ADRs worth as much as or more than the principal amount of the SPARQS. Although we have no reason to believe that our hedging activity will have a material impact on the price of Nokia ADRs, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the SPARQS by purchasing and selling Nokia ADRs and/or Nokia ordinary shares, options contracts on Nokia ADRs and/or Nokia ordinary shares listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.

Supplemental Information
Concerning Plan of
Distribution..................  Under the terms and subject to conditions contained in the U.S. distribution agreement
                                referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of SPARQS set forth on the cover of this pricing supplement. The Agent proposes initially to offer part of the SPARQS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date and part to Advest, Inc., McDonald Investments Inc. and Wells Fargo Van Kasper, LLC, the selected dealers, at a price that represents a
                                concession not in excess of   % of the principal
                                amount of the SPARQS; provided that the price
                                will be $      per SPARQS and the underwriting
                                discounts and commissions will be $     per
                                SPARQS for purchasers of 100,000 or more SPARQS in any single transaction, subject to the holding period requirements described below.
                                The Agent may allow, and those selected dealers
                                may reallow, a concession not in excess of   %
                                of the principal amount of the SPARQS to other dealers. We expect to deliver the SPARQS against payment therefor in New York, New York
                                on           , 2001. After the initial offering
                                of the SPARQS, the Agent may vary the offering price and other selling terms from time to time.

                                Where an investor purchases 100,000 or more
                                SPARQS in a single transaction at the reduced
                                price, approximately   % of the SPARQS purchased
                                by the investor (the "Delivered SPARQS") will
                                be delivered on the Settlement Date. The
                                balance of approximately   % of the SPARQS (the
                                "Escrowed SPARQS") purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered SPARQS have held all of the Delivered SPARQS for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered SPARQS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed SPARQS will be forfeited by the investor and not delivered to it. The Escrowed SPARQS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per SPARQS for such investors to 100% of the principal amount of the SPARQS. Should investors who are subject to the holding period requirement sell their SPARQS once the holding period is no longer applicable, the market price of the SPARQS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                In order to facilitate the offering of the SPARQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the SPARQS or Nokia ADRs. Specifically, the Agent may sell more SPARQS than it is obligated to purchase in connection with the offering or may sell Nokia ADRs it does not own, creating a naked short position in the SPARQS or Nokia ADRs, respectively, for its own account. The Agent must close out any naked short position by purchasing the SPARQS or Nokia ADRs in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the SPARQS or Nokia ADRs in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, SPARQS or Nokia ADRs in the open market to stabilize the price of the SPARQS. Any of these activities may raise or maintain the market price of the SPARQS above independent market levels or prevent or retard a decline in the market price of the SPARQS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance
Companies.....................  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the SPARQS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the SPARQS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the SPARQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the SPARQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                Because we may be considered a party in
                                interest with respect to many Plans, the SPARQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the SPARQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the SPARQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                In addition to considering the consequences of holding the SPARQS, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the SPARQS should also consider the possible implications of owning Nokia ADRs upon exchange of the SPARQS at maturity. Purchasers of the SPARQS have exclusive responsibility for ensuring that their purchase and holding of the SPARQS do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal
Income Taxation...............  The following summary is based on the advice of
                                Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial holders of the SPARQS purchasing the SPARQS at the Issue Price, who will hold the SPARQS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a SPARQS as a part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the SPARQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                General

                                Pursuant to the terms of the SPARQS, we and
                                every holder of a SPARQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a SPARQS for all tax purposes as an investment unit consisting of the following components (the "Components"): (A) a terminable contract (the "Terminable Forward Contract") that (i) requires the holder of the SPARQS (subject to the Morgan Stanley Call Right) to purchase, and
                                us to sell, for an amount equal to $      (the
                                "Forward Price"), Nokia ADRs at maturity and
                                (ii) allows us, upon exercise of the Morgan
                                Stanley Call Right, to terminate the Terminable Forward Contract by returning to the holder the Deposit (as defined below) and paying to the holder an amount of cash equal to the difference between the Deposit and the Call Price; and (B) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the holder's obligation to purchase Nokia ADRs (the "Deposit"), which Deposit bears
                                an annual yield of    % per annum, which yield
                                is based on our cost of borrowing. Under this characterization, less than the full quarterly payments on the SPARQS will be attributable to the yield on the Deposit. Accordingly, the excess of the quarterly payments on the SPARQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the holders' entry into the Terminable Forward Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the SPARQS, we will allocate 100% of the Issue Price of the SPARQS to the Deposit and none to the Terminable Forward Contract. Our allocation of the Issue Price among the Components will be binding on a holder of the SPARQS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the SPARQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the SPARQS or instruments similar to the SPARQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the SPARQS. Due to the absence of authorities that directly address instruments that are similar to the SPARQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the SPARQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SPARQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the SPARQS (including alternative characterizations of the SPARQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                U.S. Holders

                                As used herein, the term "U.S. Holder" means an owner of a SPARQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                Tax Treatment of the SPARQS

                                Assuming the characterization of the SPARQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                Quarterly Payments on the SPARQS. To the extent attributable to the yield on the Deposit, quarterly payments on the SPARQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that any Contract Fees with respect to the SPARQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Terminable Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                                Settlement of the Terminable Forward Contract. Upon maturity of the Terminable Forward Contract, a U.S. Holder would, pursuant to the Terminable Forward Contract, be deemed to have applied the Forward Price toward the purchase of Nokia ADRs, and the U.S. Holder would not recognize any gain or loss with respect to any Nokia ADRs received. With respect to any cash received upon maturity (other than in respect of any accrued interest on the Deposit and, possibly, any accrued Contract Fees), a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be.

                                With respect to any Nokia ADRs received upon maturity, the U.S. Holder would have an adjusted tax basis in the Nokia ADRs equal to the pro rata portion of the Forward Price allocable to it. The allocation of the Forward Price between cash and Nokia ADRs should be based on the amount of the cash received and the relative fair market value of Nokia ADRs as of the Maturity Date. The holding period for any Nokia ADRs received would start on the day after the maturity of the SPARQS.

                                U.S. Holders should note that while any accrued but unpaid interest on the Deposit and, possibly, any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Terminable Forward Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income, and certain U.S. Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain. U.S. Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a SPARQS.

                                Sale, Exchange or Early Retirement of the
                                SPARQS. Upon a sale or exchange of a SPARQS prior to the maturity of the SPARQS or upon their retirement prior to maturity pursuant to the Morgan Stanley Call Right, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder's tax basis in the SPARQS so sold, exchanged or retired. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the SPARQS would generally equal the

                                U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the SPARQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale, exchange or retirement of a SPARQS.

                                Possible Alternative Tax Treatments of an
                                Investment in the SPARQS

                                Due to the absence of authorities that directly address the proper characterization of the SPARQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a SPARQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                If the IRS were successful in asserting that the Contingent Payment Regulations applied to the SPARQS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. In addition, a U.S. Holder would recognize income upon maturity of the SPARQS to the extent that the value of Nokia ADRs and cash (if any) received exceeds the adjusted issue price. Furthermore, any gain realized with respect to the SPARQS would generally be treated as ordinary income.

                                Even if the Contingent Payment Regulations do not apply to the SPARQS, other alternative federal income tax characterizations or treatments of the SPARQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the SPARQS. It is possible, for example, that a SPARQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the SPARQS.

                                Constructive Ownership

                                Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long term capital gain recognized or deemed to be recognized (as described below) by such taxpayer with respect to the derivative position would be recharacterized as ordinary income. Although
                                Section 1260 in its current form does not apply to the SPARQS, Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the "constructive ownership" regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the SPARQS. If Section 1260 were to apply to the SPARQS, the effect on a U.S. Holder would be to treat all or a portion of the long term capital gain (if any) recognized by such U.S. Holder on sale or maturity of a SPARQS as ordinary income, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired the underlying stock itself on the issue date of the SPARQS and disposed of the underlying stock upon disposition (including retirement) of the SPARQS. Section 1260, if applicable, would require a U.S. Holder that receives Nokia ADRs at maturity to recognize as ordinary income the amount that would have been treated as ordinary income according to the rule described in the preceding sentence, if the U.S. Holder had sold the SPARQS at maturity for fair market value. In addition, Section 1260 would impose an interest charge on the gain (or deemed gain) that was recharacterized on the sale or maturity of the SPARQS.

                                Backup Withholding and Information Reporting

                                A U.S. Holder of a SPARQS may be subject to information reporting and to backup withholding in respect of the amounts paid to the U.S. Holder (at the backup withholding rate in effect at that time), unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Pursuant to the Economic Growth and Tax Reconciliation Act of 2001, the backup withholding rate is scheduled to be reduced periodically through 2006. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                                                        Annex A

                      Hypothetical Call Price Calculations

The following tables set forth sample calculations of the Call Price for hypothetical Call Dates of October 16, 2002, November 24, 2002 and April 15, 2003 (the Maturity Date) based on the following hypothetical terms:

         o        Original Issue Date: October 22, 2001
         o Interest Payment Dates: Each January 15, April 15, July 15 and October 15, beginning January 15, 2002
         o Yield to Call: 34.00% per annum (computed on the basis of a 360-day year of twelve 30-day months)
         o        Issue Price: $17.20 per SPARQS
         o        Interest Rate: 8% per annum

The Call Price with respect to any Call Date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to and including the Call Date (i.e., the Call Price and all of the interest payments on each SPARQS), discounted to the Original Issue Date from the applicable payment date at the hypothetical Yield to Call rate of 34.00% per annum, equals the Issue Price.

The Call Price in each of the hypothetical examples shown below is determined as follows:

         o The known cash flows on the SPARQS, i.e., the interest payments, are discounted to their present value on the Original Issue Date at the applicable Discount Factor, based on a rate equal to the Yield to Call. The sum of these present values equals the present value on the Original Issue Date of all of the interest payments payable on the SPARQS to and including the applicable Call Date.

                  o For example, the present value of all of the interest payments for the hypothetical Call Date of October 16, 2002 is $1.1342 ($.2965 + $.2989 + $.2778 + $.2582 +
                     $.0028).

         o Since the present value of all payments on the SPARQS to and including the Call Date must equal the Issue Price, we can determine the present value of the applicable Call Price by subtracting the sum of the present values of the interest payments from the Issue Price.

                  o For example, for the hypothetical Call Date of October 16, 2002, the present value of the Call Price is $16.0658 ($17.20 - $1.1342).

         o The Call Price is then derived by determining the amount that, when discounted to the Original Issue Date from the applicable Call Date at the applicable Discount Factor, equals the present value of the Call Price.

                  o For the hypothetical Call Date of October 16, 2002, the Call Price is therefore $21.4234, which is the amount that if paid on October 16, 2002 has a present value on the Original Issue Date of $16.0658, based on the applicable Discount Factor.

                                     o o o

The Call Prices calculated in the following tables are based upon the hypothetical terms set forth above and three sample Call Dates. The actual amount you will receive if we call the SPARQS will depend upon the actual terms of the SPARQS and the actual Call Date.

                         Call Date of October 16, 2002
                         -----------------------------


                                           Accrued but
                                             Unapid
                                 Interest   Interest                 Total Cash
                    Issue Price  Payments  Received on  Call Price  Received on
Payment Date           Paid      Received   Call Date   Received(1) Payment Date
------------        -----------  --------  -----------  ----------- ------------
October 22, 2001    ($17.2000)    --          --         --              --
January 15, 2002       --         $.3172      --         --              $.3172
April 15, 2002         --         $.3440      --         --              $.3440
July 15, 2002           -         $.3440                                 $.3440
October 15, 2002       --         $.3440      --         --              $.3440
October 16, 2002       --         --          $.0038     --              $.0038
Call Date (October     --         --          --         $21.4234      $21.4234
16, 2002)

[Finanical Data -- Continued]

                                                                     Present Value
                                                                      at Original
                                                                     Issue Date of
                                      Years from                     Cash Received
                      Days from     Original Issue     Discount       on Payment
                    Original Issue        Date      Factor at Yield  Date at Yield
Payment Date            Date(2)      (Days(2)/360)     to Call(3)       to Call
------------        --------------  --------------  ---------------  -------------
October 22, 2001            0         0.0000000       100.00000%         --
January 15, 2002           83          .2305556        93.47496%         $.2965
April 15, 2002            173          .4805556        86.87985%         $.2989
July 15, 2002             263          .7305556        80.75007%         $.2778
October 15, 2002          353          .9805556        75.05276%         $.2582
October 16, 2002          354          .9833333        74.99177%         $.0028
Call Date (October        354          .9833333        74.99177%       $16.0658
16, 2002)                                                              --------
                                                   Total:              $17.2000
Total amount received on the Call Date: $21.4272
Total amount received over the term of the SPARQS: $22.7764

---------
1 The Call Price is the dollar amount that has a present value of $16.0658 discounted to the Original Issue Date from the Call Date at the Yield to Call rate of 34%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $17.20.

2    Based upon a 360-day year of twelve 30-day months.

                           1
3    Discount Factor =  -------, where x is Years from Original Issue Date.
                        1.34(x)

                        Call Date of November 24, 2002
                        ------------------------------



                                           Accrued but
                                             Unapid
                                 Interest   Interest                  Total Cash
                    Issue Price  Payments  Received on  Call Price   Received on
Payment Date           Paid      Received   Call Date   Received(1)  Payment Date
------------        -----------  --------  -----------  -----------  ------------
October 22, 2001    ($17.2000)    --         --          --             --
January 15, 2002      --          $.3172     --          --             $.3172
April 15, 2002        --          $.3440     --          --             $.3440
July 15, 2002         --          $.3440     --          --             $.3440
October 15, 2002      --          $.3440     --          --             $.3440
November 24, 2002     --          --         $.1491      --             $.1491
Call Date             --          --         --          $21.9503     $21.9503
(November 24,
 2002)

[Financial Data -- Continued]

                                                                     Present Value
                                                                      at Original
                                                                     Issue Date of
                                      Years from                     Cash Received
                      Days from     Original Issue     Discount       on Payment
                    Original Issue        Date      Factor at Yield  Date at Yield
Payment Date            Date(2)      (Days(2)/360)     to Call(3)       to Call
------------        --------------  --------------  ---------------  -------------
October 22, 2001           0          0.0000000       100.00000%         --
January 15, 2002          83           .2305556        93.47496%         $.2965
April 15, 2002           173           .4805556        86.87985%         $.2989
July 15, 2002            263           .7305556        80.75007%         $.2778
October 15, 2002         353           .9805556        75.05276%         $.2582
November 24, 2002        392          1.0888889        72.71048%         $.1084
Call Date                392          1.0888889        72.71048%       $15.9602
(November 24,                                                          --------
 2002)
                                                          Total:       $17.2000
Total amount received on the Call Date: $22.0994
Total amount received over the term of the SPARQS: $23.4486

---------
1 The Call Price is the dollar amount that has a present value of $15.9602 discounted to the Original Issue Date from the Call Date at the Yield to Call rate of 34%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $17.20.

2    Based upon a 360-day year of twelve 30-day months.

                           1
3    Discount Factor =  -------, where x is Years from Original Issue Date.
                        1.34(x)

                  Call Date of April 15, 2003 (Maturity Date)
                  -------------------------------------------



                                           Accrued but
                                             Unapid
                                 Interest   Interest                  Total Cash
                    Issue Price  Payments  Received on  Call Price   Received on
Payment Date           Paid      Received   Call Date   Received(1) Payment Date
------------        -----------  --------  -----------  ----------- -------------
October 22, 2001    ($17.2000)    --         --          --             --
January 15, 2002      --          $.3172     --          --             $.3172
April 15, 2002        --          $.3440     --          --             $.3440
July 15, 2002         --          $.3440     --          --             $.3440
October 15, 2002      --          $.3440     --          --             $.3440
January 15, 2003      --          $.3440     --          --             $.3440
April 15, 2003        --          --         $.3440      --             $.3440
Call Date (April      --          --         --          $24.0695     $24.0695
15, 2003)

[Financial Data -- Continued]

                                                                   Present Value
                                                                    at Original
                                                                   Issue Date of
                                    Years from                     Cash Received
                    Days from     Original Issue     Discount       on Payment
                  Original Issue        Date      Factor at Yield  Date at Yield
Payment Date          Date(2)      (Days(2)/360)     to Call(3)       to Call
------------      --------------  --------------  ---------------  -------------
October 22, 2001         0           0.0000000      100.00000%         --
January 15, 2002        83            .2305556       93.47496%         $.2965
April 15, 2002         173            .4805556       86.87985%         $.2989
July 15, 2002          263            .7305556       80.75007%         $.2778
October 15, 2002       353            .9805556       75.05276%         $.2582
January 15, 2003       443           1.2305556       69.75743%         $.2400
April 15, 2003         533           1.4805556       64.83571%         $.2230
Call Date (April       533           1.4805556       64.83571%       $15.6056
15, 2003)                                                            --------
                                                        Total:       $17.2000
Total amount received on the Call Date: $24.4135
Total amount received over the term of the SPARQS: $26.1067

---------
1 The Call Price is the dollar amount that has a present value of $15.6056 discounted to the Original Issue Date from the Call Date at the Yield to Call rate of 34%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $17.20.

2    Based upon a 360-day year of twelve 30-day months.

                           1
3    Discount Factor =  -------, where x is Years from Original Issue Date.
                        1.34(x)

                        MORGAN STANLEY DEAN WITTER & CO.